THE 59 WALL STREET FUND, INC.
               AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

              THE 59 WALL STREET INFLATION-INDEXED SECURITIES FUND


        AGREEMENT, originally made on the 9th day of June, 1992, as amended and restated November 1, 1993 and February 28, 1997, between THE 59 WALL STREET FUND, INC., a Maryland corporation (the "Corporation"), on behalf of The 59 Wall Street Inflation-Indexed Securities Fund (the "Fund"), and BROWN BROTHERS HARRIMAN & CO., a New York limited partnership (the "Adviser"),

        WHEREAS, the Corporation is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the " 1940 Act"); and

        WHEREAS, the Corporation desires to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to render such services;

        NOW, THEREFORE, this Agreement

                                   WITNESSETH:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

        1. The Corporation hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

        2. Subject to the general supervision of the Directors of the Corporation, the Adviser shall manage the investment operations of the Fund and the composition of the Fund's portfolio of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Fund's investment objective and policies as stated in the Prospectus (as defined in paragraph 3 of this Agreement) and subject to the following understandings:

               (a) the Adviser shall furnish a continuous investment program for the Fund's portfolio and determine from time to time what investments or securities will be purchased, retained, sold or lent by the Fund, and what portion of the assets will be invested or held uninvested as cash;

               (b) the Adviser shall use the same skill and care in the management of the Fund's portfolio as it uses in the administration of other accounts for which it has investment responsibility as agent;


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               (c) the Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Corporation's Articles of Incorporation and By-Laws and the Prospectus of the Fund and with the instructions and directions of the Directors of the Corporation and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations including, without limitation, the regulations and rulings of the New York State Banking Department;

               (d) the Adviser shall determine the securities to be purchased, sold or lent by the Fund and as agent for the Fund will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and or dealers the Adviser intends to seek best price and execution for purchases and sales; the Adviser shall also make recommendations regarding whether or not the Fund shall enter into repurchase or reverse repurchase agreements and interest rate futures contracts.

         On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other customers, the Adviser, may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers;

               (e) the Adviser shall maintain books and records with respect to the Fund's securities transactions and shall render to the Corporation's Directors such periodic and special reports as the Directors may reasonably request; and

               (f) the investment management services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

        3. The Corporation has delivered copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, it any:

               (a) Articles of Incorporation of the Corporation, filed with the State of Maryland on July 16, 1990 (such Articles of Incorporation, as presently in effect and as amended from time to time, are herein called the "Articles of Incorporation");

               (b) By-Laws of the Corporation (such By-Laws, as presently in effect and as amended from time to time, are herein called the "By-Laws");

               (c) Certified resolutions of the Directors of the Corporation authorizing the appointment of the Adviser and approving the form of this Agreement;


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               (d) Registration Statement under the 1940 Act and the Securities
        Act of 1933, as amended, on Form N-1A (No. 33-46805) (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") on March 1, 1993 relating to the Corporation and the shares of common stock. par value $.001 per share (the "Shares"), of the Fund;

               (e) Notification of Registration of the Corporation under the 1940 Act on Form N-8A as filed with the Commission on July 16, 1990; and

               (f) Prospectus of the Fund, dated March 1, 1993 (such prospectus, as presently in effect and as amended or supplemented with respect to the Fund from time to time, is herein called the "Prospectus").

        4. The Adviser shall keep the Fund's books and records required to be maintained by it pursuant to paragraph 2(e). The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Adviser with respect to the Fund by Rule 31a-1 of the Commission under the 1940 Act.

        5. During the term of this Agreement the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Fund (including taxes and brokerage commissions, if any).

        6. For the services provided and the expenses borne pursuant to this Agreement, the Adviser will receive from the Fund as full compensation therefor a fee at an annual rate equal to 0.25% of the Fund's average daily net assets. This fee will be computed based on net assets at 4:00 P.M. New York time on each day the New York Stock Exchange is open for trading and will be paid to the Adviser monthly during the succeeding calendar month.


        7. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in
Section 36(b)(3) of the 1940 Act) or a loss resulting from wilful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

        8. This Agreement shall continue in effect for two years from the date of its execution and thereafter, but only so long as its continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Fund by the Corporation at any time, without the payment of any penalty, by vote of a majority of all the Directors of the Corporation or by "vote of a majority of the outstanding voting securities" of the Fund on


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60 days written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 90 days written notice to the Corporation. This Agreement will automatically and immediately terminate in the event of its "assignment".

        9. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Directors of the Corporation from time to time, have no authority to act for or represent the Fund or the Corporation in any way or otherwise be deemed an agent of the Fund or the Corporation.

        10. This Agreement may be amended by mutual consent, but the consent of the Corporation must be approved (a) by vote of a majority of those Directors of the Corporation who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by "vote of a majority of the outstanding voting securities" of the Fund.

        11. As used in this Agreement, the terms "assignment", "interested persons" and "vote of a majority of the outstanding voting securities" shall have the meanings assigned to them respectively in the 1940 Act.

        12. Notices of any kind to be given to the Adviser by the Corporation shall be in writing and shall be duly given if mailed or delivered to the Adviser at 59 Wall Street, New York, New York 10005, Attention: Treasurer, or at such other address or to such other individual as shall be specified by the Adviser to the Corporation. Notices of any kind to be given to the Corporation by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Corporation at The 59 Wall Street Fund, Inc., 6 St. James Avenue, Boston, Massachusetts 02116, Attention: Secretary, or at such other address or to such other individual as shall be specified by the Corporation to the Adviser.

        13. The Directors have authorized the execution of this Agreement in their capacity as Directors and not individually and the Adviser agrees that neither the shareholders nor the Directors nor any officer, employee, representative or agent of the Corporation shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Corporation, that the shareholders, Directors, officers, employees, representatives and agents of the Corporation shall not be personally liable hereunder, and the Adviser shall look solely to the property of the Corporation for the satisfaction of any claim hereunder.

        14. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

        15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.



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        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers or Partners designated below on the day and year first above written.


                                                   THE 59 WALL STREET FUND, INC.


ATTEST:_______________________                     By__________________________


                                                   BROWN BROTHERS HARRIMAN & CO.


ATTEST:_______________________                     By__________________________





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